Exhibit 99.1

News Release

For Immediate Release
September 29, 2025

For Further Information, Contact:
Hines Press Office
PressOffice@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES TWO PREMIER MIXED-USE ASSETS TOTALING OVER $565 MILLION

(HOUSTON)– Hines, a leading global real estate investment manager, today announced that Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) has acquired two mixed-use assets:
▪Runway: a 94% leased, 630,000 square-foot asset with grocery-anchored retail space and 420 residences in Los Angeles’ premier Playa Vista community for $428.1 million.
▪Montrose Collective: a 100% leased, 189,000 square-foot, Class AA retail asset and workspace in Houston’s prime cultural district for $137.5 million.

“These acquisitions reflect our conviction in the long-term strength of the living and retail sectors, and our commitment to deploying capital into high-performing, mixed-use environments that align with our growth strategy,” said Alfonso Munk, Co-Head of Investment Management at Hines. “Runway and Montrose Collective represent cornerstone investments for HGIT, each distinguished by exceptional occupancy and strategic locations in two dynamic submarkets.”

These additions reflect the latest in a string of recent acquisitions, which have increased the portfolio’s gross asset value to $5.6 billion. Diversified by geography and sector, HGIT is focused on stable assets with strong long-term income and growth potential. Approximately three-fourths of its value is invested in the living, retail and industrial sectors as of August 31, 2025.

More on Runway
Runway is a trophy mixed-use, live-work-play property located in the heart of the Playa Vista master-planned community, SoCal’s premier lifestyle destination. The acquisition features 420 luxury residences, comprised of 14 acres and 246,000 square feet of marquee retail, dining, and medical office space, anchored by one of the most frequently visited Whole Foods in West LA. The greater Playa Vista masterplan consists of 6,000 residential units, 3 million square feet of commercial space and 300,000 square feet of retail.

In the 1940s, Playa Vista was home to the Hughes Aircraft Company and became the birthplace of the Spruce Goose—a giant wooden flying boat designed by Howard Hughes for transatlantic military transport during World War II. Runway is situated on the former site of the Hughes Airport runway.

Today, Playa Vista has reimagined life on the Westside and blends open space, recreation, entertainment, shopping, dining, tech and new homes. It has evolved into one of Los Angeles’ most desirable and supply-constrained submarkets, located just two miles from the Pacific Ocean and a few blocks from the iconic, now-renovated Spruce Goose Hangar, which serves as Google’s Los Angeles headquarters. In addition to Google, Meta, YouTube, Imax, Activision, and NBCUniversal all have a significant presence in the market.

Brett Norton, Eric Hepfer, and Tom Lawless, members of Hines’ U.S. West team, led this acquisition. The seller was represented by Blake Rogers of JLL.

More on Montrose Collective
Montrose Collective is a dynamic Class AA boutique mixed-use property located in the heart of one of Houston’s most culturally rich neighborhoods. This creative hub offers over 189,000 square feet of retail, work, and dining spaces, seamlessly blending modern functionality with the unique character of Houston’s local culture.

The property is home to notable tenants, including Fortune 500 company Live Nation, as well as Pattern Energy, and features a collection of upscale boutique retailers, independent merchants, and top restaurants, serving as a gathering place for local events and activities. The Montrose submarket stands out as one of Houston’s most dynamic districts, experiencing a 35% population growth over the past decade. It is considered one of the city’s most culturally diverse districts and is home to 20 of Houston’s top 100 restaurants, with over 200 restaurants, coffee shops, and bars within one mile of the property.

John Mooz and Ashley Prasse-Freeman, members of Hines’ U.S. Sunbelt team, led this acquisition.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $91.8 billion1 of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2025.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisitions described herein and HGIT’s ability to continue to build its investment portfolio in a manner that meets its investment objectives, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of these properties, future economic, competitive and market conditions, the availability to HGIT of additional buying opportunities, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage these properties, risks associated with any economic downturn globally or in the regions where the properties are located, and other risks described in the “Risk Factors” section of HGIT’s Annual Report on Form 10K for the year ended December 31, 2024, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.